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                                                                  EXECUTION COPY




                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                 CBF HOLDING LLC

                                CBF MERGERCO INC.

                                       AND

                       CORT BUSINESS SERVICES CORPORATION


                                   DATED AS OF

                                 AUGUST 12, 1999
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                                TABLE OF CONTENTS

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ARTICLE I.
         THE MERGER..............................................................................................         2
                  SECTION 1.1           The Merger...............................................................         2
                  SECTION 1.2           Closing..................................................................         2
                  SECTION 1.3           Effective Time...........................................................         2
                  SECTION 1.4           Effects of the Merger....................................................         2
                  SECTION 1.5           Certificate of Incorporation; By-laws....................................         2
                  SECTION 1.6           Directors................................................................         3
                  SECTION 1.7           Officers.................................................................         3

ARTICLE II.
         EFFECT OF THE MERGER ON THE SECURITIES
         OF THE CONSTITUENT CORPORATIONS.........................................................................         3
                  SECTION 2.1           Effect on Capital Stock..................................................         3
                  SECTION 2.2           Stock Options............................................................         4
                  SECTION 2.3           Exchange of Certificates.................................................         5

ARTICLE III.
         REPRESENTATIONS AND WARRANTIES..........................................................................         8
                  SECTION 3.1           Representations and Warranties of the Company............................         8
                  SECTION 3.2           Representations and Warranties of Parent and Sub.........................        13

ARTICLE IV.
         COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER...............................................        15
                  SECTION 4.1           Conduct of Business of the Company.......................................        15
                  SECTION 4.2           Plans....................................................................        17

ARTICLE V.
         ADDITIONAL AGREEMENTS...................................................................................        17
                  SECTION 5.1           Meeting of Stockholders..................................................        18
                  SECTION 5.2           Proxy Statement; Schedule 13E-3..........................................        18
                  SECTION 5.3           Access to Information; Confidentiality...................................        19
                  SECTION 5.4           Commercially Reasonable Efforts..........................................        20
                  SECTION 5.5           Financing................................................................        20
                  SECTION 5.6           Indemnification; Directors' and Officers' Insurance......................        20
                  SECTION 5.7           Public Announcements.....................................................        22
                  SECTION 5.8           Acquisition Proposals....................................................        22
                  SECTION 5.9           Stockholder Litigation...................................................        23
                  SECTION 5.10          Board Action Relating to Stock Option Plans and Options..................        23
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                  SECTION 5.11          Notices of Certain Events................................................        24
                  SECTION 5.12          Exchange Act and Stock Exchange Filings..................................        24
                  SECTION 5.13          Purchase of Common Stock.................................................        24

ARTICLE VI.
         CONDITIONS PRECEDENT....................................................................................        25
                  SECTION 6.1           Conditions to Each Party's Obligation to Effect the Merger...............        25
                  SECTION 6.2           Conditions to Obligations of Parent and Sub..............................        26
                  SECTION 6.3           Conditions to Obligations of the Company.................................        26

ARTICLE VII.
         TERMINATION, AMENDMENT AND WAIVER.......................................................................        27
                  SECTION 7.1           Termination..............................................................        27
                  SECTION 7.2           Effect of Termination....................................................        29
                  SECTION 7.3           Expenses.................................................................        29
                  SECTION 7.4           Amendment................................................................        29
                  SECTION 7.5           Extension; Waiver........................................................        30
                  SECTION 7.6           Procedure for Termination, Amendment, Extension or
                                        Waiver...................................................................        30

ARTICLE VIII.
         GENERAL PROVISIONS......................................................................................        30
                  SECTION 8.1           Nonsurvival of Representations and Warranties............................        30
                  SECTION 8.2           Fees and Expenses........................................................        30
                  SECTION 8.3           Definitions..............................................................        30
                  SECTION 8.4           Notices..................................................................        31
                  SECTION 8.5           Interpretation...........................................................        32
                  SECTION 8.6           Counterparts.............................................................        32
                  SECTION 8.7           Entire Agreement; Third-Party Beneficiaries..............................        33
                  SECTION 8.8           Governing Law............................................................        33
                  SECTION 8.9           Assignment...............................................................        33
                  SECTION 8.10          Enforcement..............................................................        33
                  SECTION 8.11          Severability.............................................................        33
                  SECTION 8.12          WAIVER OF JURY TRIAL.....................................................        34
                  SECTION 8.13          Time is of the Essence...................................................        34

EXHIBITS
         Schedule I                 -   Affiliated Stockholders

         Exhibit 2.1(c)             -       Retained Shares
         Exhibit A                  -       Restated Charter
         Exhibit B                  -       Equity Commitment Letters
         Exhibit C                  -       Financing Letters
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                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                  This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated August 12, 1999 (this "Agreement"), by and among CBF HOLDING LLC, a Delaware limited liability company ("Parent"), CBF MERGERCO, INC., a Delaware corporation ("Sub"), and CORT BUSINESS SERVICES CORPORATION, a Delaware corporation (the "Company") amends and restates in its entirety the Agreement and Plan of Merger by and among Parent, Sub and the Company dated as of March 25, 1999 as amended by Amendment No. 1 thereto dated July 26, 1999. Capitalized terms used herein have the meanings ascribed to them in Section 8.3.

                  WHEREAS, the Board of Directors of each of Parent, Sub and the Company have adopted resolutions approving this Agreement, and deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, as of the date hereof, the stockholders listed on
Schedule I hereto (the "Affiliated Stockholders") own or have the power to vote the number of the shares of the common stock of the Company set forth thereon (representing approximately the percentage of the total number of outstanding shares of the Company's common stock as of the date hereof set forth thereon);

                  WHEREAS, in accordance with applicable law, the Company's Restated Certificate of Incorporation, (as in effect from time to time, the "Restated Charter") and the terms of this Agreement, the affirmative vote of the holders of a majority of the outstanding voting common stock of the Company and the affirmative vote of holders of a majority of the outstanding shares of voting common stock that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates (as such terms are defined in Section 8.3) of the Affiliated Stockholders are required to adopt this Agreement; and

                  WHEREAS, pursuant to the Merger, shares of the Company's common stock will be converted into the right to receive the Merger Consideration or the Retained Share Merger Consideration (each, as defined below), as the case may be, in the manner set forth herein;

                  WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

                  NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

                  SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (the "Agreement"), and in accordance with the Delaware General Corporation Law (the "DGCL") Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

                  SECTION 1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time on the third business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, or such other date, time or place as agreed to in writing by the Parties.

                  SECTION 1.3 EFFECTIVE TIME. The Company, with the consent of Parent, will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger and is agreed to by the parties (the "Effective Time").

                  SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  SECTION 1.5 CERTIFICATE OF INCORPORATION; BY-LAWS.

                           (a) At the Effective Time, the Restated Charter shall
be amended so as to read in its entirety as set forth in Exhibit A to this Agreement and as so amended shall become the certificate of incorporation of the Surviving Corporation.

                           (b) The By-Laws of Sub as in effect at the Effective
Time shall be, from and after the Effective Time, the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.


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                  SECTION 1.6 DIRECTORS. The directors of Sub at the Effective
Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                  SECTION 1.7 OFFICERS. At the Effective Time, the officers of the Company shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


                                   ARTICLE II.

                     EFFECT OF THE MERGER ON THE SECURITIES
                         OF THE CONSTITUENT CORPORATIONS

                  SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

                           (a) Stock of Sub. Each share of common stock of Sub
issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Company Common. Each share of Series A-1 preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Senior Preferred. Each share of Series A-2 preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series A-2 Preferred Stock. Each share of Series B preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series B-1 Preferred Stock. Each share of Series C preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series C-1 Preferred Stock. All of such shares of Senior Preferred and Surviving Company Securities shall be validly issued, fully paid and nonassessable upon such conversion.

                           (b) Cancellation of Treasury Stock. Each share of the
Common Stock (as defined in Section 8.3) issued or outstanding immediately prior to the Effective Time that is owned by the Company or any of its wholly-owned Subsidiaries shall be canceled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                           (c) Conversion of Company Shares. Each share of
Common Stock that is then issued and outstanding (such shares of Common Stock being hereinafter referred to collectively as the "Company Shares", other than shares to be canceled pursuant to subsection 2.1(b) above and other than Dissenting Shares and Retained Shares (each as hereinafter defined), which shares will not constitute "Company Shares" hereunder) shall be converted into and become the right to receive, upon surrender of the certificate representing such Company Shares in accordance with Section 2.3, $25 in cash, without interest thereon (the "Per Share Cash Amount") and one (1) share


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of Senior Preferred (as defined in Section 8.3) (together with the Per Share
Cash Amount, the "Merger Consideration"). Each Person set forth on the attached
Exhibit 2.1(c), shall have the right to elect, by notice to the Company and Parent prior to the Effective Time, to exchange up to the number of shares of Common Stock set forth on Exhibit 2.1(c) (each a "Retained Share" and collectively, the "Retained Shares") into the right to receive, in lieu of the Merger Consideration, the quantities and classes of Surviving Company Securities as set forth on such Exhibit 2.1(c) (the "Retained Share Merger Consideration").

                           (d) Dissenting Shares. Notwithstanding anything in
this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (a "Dissenting Shareholder") (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Shareholder fails to perfect or otherwise loses such Dissenting Shareholder's right to such appraisal, if any. If, after the Effective Time, such Dissenting Shareholder fails to perfect or loses any such right to appraisal, each such share of such Dissenting Shareholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1, without interest or dividends thereon. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                           (e) Cancellation and Retirement of Common Stock. As
of the Effective Time, all certificates representing shares of Common Stock, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or the Retained Share Merger Consideration, as the case may be, upon surrender of such certificate in accordance with Section 2.3, or, in the case of Dissenting Shares, the rights, if any, accorded under Section 262 of the DGCL.

                  SECTION 2.2 STOCK OPTIONS. For purposes of this Agreement, the term "Option" means each unexercised option, warrant or other security (including without limitation any Company Stock Option, as hereafter defined) pursuant to which the holder thereof has the right to purchase Common Stock from the Company (whether or not such option is vested or exercisable) that is outstanding at the Effective Time. The term "Company Stock Options" means each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company Stock Option Plans (as defined in Section 3.1(c), as amended from time to time. The Company shall use its commercially reasonable efforts to modify or amend each Company Stock Option Plan or take such other action as may be reasonably necessary or appropriate in order that as of the Effective Time, each Option that by its terms is exercisable from and after the Effective Time


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and has an exercise price which is less than $28.00 per share, (each, an "In the
Money Option") shall be extinguished and represent at the Effective Time the right to receive one (1.0) share of Senior Preferred for each share of Common Stock issuable upon exercise of such In the Money Option, and a cash amount equal to the product of (x) the excess, if any, of (a) the Per Share Cash Amount over (b) the exercise price of such Option (the "Cash Option Amount") multiplied by (y) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided, however, that each In the Money Option with an exercise price in excess of the Per Share Cash Amount shall entitle the holder thereof to receive only a number of shares of Senior Preferred equal to the product of (x) a fraction, the numerator of which is equal to $28.00 minus the exercise price and the denominator of which is $3.00 (the initial liquidation preference of the Senior Preferred), multiplied by (y) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided that each holder shall be entitled to receive cash in lieu of any fractional shares of Senior Preferred held thereby. Except as otherwise agreed to by the parties, (i) the Company
Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be terminated as of the Effective Time, and (ii) the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Sub or any of their respective subsidiaries and to terminate all such plans effective as of the Effective Time; provided that for avoidance of doubt, any such termination shall not affect the rights of any outstanding Option, except as otherwise provided in the Company Stock Option Plans. Notwithstanding the foregoing, each In the Money Option issued pursuant to the Company's 1995 Directors Stock Option Plan or the Company's 1997 Directors Stock Option Plan held by any Affiliated Stockholder shall be converted as of the Effective Time into one or more options ("Surviving Company Options") to acquire such number of Surviving Company Securities as the Surviving Company shall determine; provided that as of the date of issuance of such Surviving Company Options the excess of the stated value of the Surviving Company Securities issuable upon exercise of any such Surviving Company Option over the exercise price thereof shall not exceed the difference of $28.00 minus the exercise price of the corresponding In the Money Option so converted. Until surrendered to the Company, after the Effective Time each certificate or other instrument representing the grant of any In the Money Option shall represent for all purposes only the right to receive the cash consideration or Surviving Company Options described above.

                  SECTION 2.3 EXCHANGE OF CERTIFICATES. (a) Exchange Agent. As of the Effective Time, Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated prior to the Effective Time by Sub, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates (as defined herein) (i) cash in an aggregate amount (the "Exchange Fund") equal to the product of (A) the number of Company Shares issued and outstanding at the Effective Time multiplied by (B) the Per Share Cash Amount and (ii) a stock certificate issued


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in the name of the Exchange Agent or its nominee) representing the number of shares of Senior Preferred deliverable pursuant to Section 2.1 (including any fractional shares).

                           (b) Exchange Procedures. As soon as practicable
following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of either Common Shares or Retained Shares (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other reasonably required documents, the holder of such Certificate shall promptly receive in exchange therefor (i) with respect to Certificates representing Retained Shares, the form of a certificate or certificates representing the number of shares of Surviving Company Securities, to which such holder is entitled pursuant to Section 2.1(c), and (ii) with respect to any other Certificates, the amount of cash to which such holder is entitled pursuant to Section 2.1(c), without interest, less any required withholding of U.S. federal income taxes and a certificate or certificates for the shares of Senior Preferred to which such holder is entitled in accordance with the terms hereof, with an issuance date of the Effective Time, and in each case, such Certificate shall be canceled. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.3, each Certificate (other than Certificates canceled pursuant to Section 2.1(b), and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration or the Retained Share Merger Consideration, as the case may be, in the form provided for by this Agreement, without interest.

                           (c) Termination of Exchange Fund. If Certificates are
not surrendered prior to the date that is one year after the Effective Time, unclaimed amounts (including interest thereon) remaining in the Exchange Fund shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Any stockholders or optionholders of the Company who have not theretofore complied with the provisions of this Section 2.3 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders or optionholders are entitled.

                           (d) No Further Rights in Common Stock. After the
Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective


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Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration or Retained Share Merger Consideration, as the case may be, as provided for and in accordance with the provisions of this Section 2.3.

                           (e) Investment of Exchange Fund. The Exchange Agent
shall invest the Exchange Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with capital exceeding $100 million, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration or Retained Share Merger Consideration, as the case may be, or otherwise impair such holders' respective rights hereunder.

                           (f) Withholding Rights. The Surviving Corporation,
Parent or Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Options such amounts (each a "Withholding Amount") as the Surviving Corporation, Parent or Sub is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

                           (g) No dividends or other distributions with a record
date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Senior Preferred represented thereby until the surrender of such Certificate in accordance with this Section 2.3. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing shares of Senior Preferred issued in connection therewith, without interest, (i) at the time of such surrender or as promptly thereafter as practicable, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such shares of Senior Preferred, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable, with respect to such number of shares of Senior Preferred.




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                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

                           (a) Organization, Standing and Corporate Power. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries (as defined in subsection 3.1(b) hereof) taken as a whole (a "Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Charter and Bylaws, as amended to the date of this Agreement.

                           (b) Subsidiaries. Section 3.1(b) of the disclosure
schedule attached hereto (the "Disclosure Schedule") sets forth the name, jurisdiction of incorporation, total capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by the Company of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. All such shares owned, directly or indirectly, by the Company are owned by the Company beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind. No Subsidiary has outstanding any securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants, stock appreciation rights, phantom stock or stock equivalents. Except as set forth in
Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding stock appreciation rights, phantom stock or stock equivalents or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Subsidiaries, and as otherwise disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each Subsidiary
(i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority and any necessary governmental authority to carry on its business as it is now being conducted and to own, operate and lease its properties; and (iii) is qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which (A) the ownership or leasing of real property or the conduct of its business


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
requires such qualification or licensing and (B) the failure to be so qualified or licensed, either singly or in the aggregate, would have a Material Adverse Effect. The Company has previously delivered to Parent and Sub complete and correct copies of the Certificates or Articles of Incorporation and By-Laws of each Subsidiary, each as amended to date. All such Certificates or Articles of Incorporation and By-Laws are in full force and effect.

                           (c) Capitalization. As of the date hereof, the
authorized capital stock of the Company consists of 40,000,000 shares of Common Stock comprised of 20,000,000 shares of Voting Common and 20,000,000 shares of Non-Voting Common. At the close of business on August 12, 1999 (the "Stock Reference Date"), 13,096,560 shares of Voting Common were issued and outstanding, 1,356,346 shares of Voting Common were reserved for issuance upon the exercise of outstanding Options, no shares of Voting Common were reserved for issuance upon the conversion of any outstanding shares of Non-Voting Common, no shares of Non-Voting Common were issued and outstanding, 13,096,560 shares of Non-Voting Common were reserved for issuance upon the conversion of any outstanding shares of Voting Common, and no shares of Common Stock were held by the Company in its treasury. Except as set forth above, at the close of business on the Stock Reference Date, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding.
Schedule 3.1(c) of the Disclosure Schedule sets forth each plan (collectively, the "Company Stock Option Plans") pursuant to which any options or warrants to acquire Common Stock have been, or may be, granted. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above or in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding option, warrant, stock appreciation rights, phantom stock, stock equivalents, subscription or other right, agreement or commitment which either (i) obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or (ii) restricts the transfer of Common Stock. As of the Stock Reference Date Section 3.1(c) of the Disclosure Schedule accurately sets forth the number of shares of Common Stock issuable upon exercise of each outstanding Option, and the applicable exercise price with respect to each such Option. Other than as set forth in Section 3.1(c) of the Disclosure Schedule, the Company has not granted, nor is obligated to grant, registration rights to any stockholders of the Company in respect of any of the Common Stock.

                           (d) Authority; Enforceability; Noncontravention. The
Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by its stockholders as set forth in subsection 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by its stockholders as set forth in subsection 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as disclosed in Section 3.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) violate any of the provisions of the Restated Charter or By-laws of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company is a party or by which the Company or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, alone or in the aggregate, would have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;
(iii) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement other than such filings or consents which the failure to obtain would not have a Material Adverse Effect; (iv) any filings with the New York Stock Exchange (the "NYSE") and the Securities and Exchange Commission (the "SEC") with respect to the delisting and deregistration of the shares of Voting Common; (v) such other consents, approvals, authorizations, filings or notices as are set forth in
Section 3.1(d)(v) of the Disclosure Schedule and (vi) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect or otherwise materially interfere with the consummation of the transactions contemplated hereby.

                           (e) Financial Statements; SEC Reports. The Company
has previously furnished Parent and Sub with true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Annual Report") filed by the Company with the SEC, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (collectively, the "Quarterly Reports" and, together with the Annual Report, the "Reports") filed by the Company with the SEC, (iii) proxy statements relating to all of the

Company's meetings of shareholders (whether annual or special) held or scheduled to be held since December 31, 1997 and (iv) each other registration statement, proxy or information statement or current report on Form 8-K filed since September 30, 1998 by the Company with the SEC. Since January 1, 1994, the Company has complied in all material respects with its SEC filing obligations under the Exchange Act. The financial statements and related schedules and notes thereto of the Company contained in the Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and, if applicable, the cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each such registration statement, proxy statement and Report was prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as applicable, and did not, on the date of effectiveness in the case of such registration statements, on the date of mailing in the case of such proxy statements and on the date of filing in the case of such Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                           (f) Absence of Certain Changes or Events. Except as
may be disclosed in the Reports or as otherwise disclosed in Section 3.1(f) of the Disclosure Schedule, since September 30, 1998 there has not been (i) any change in the business, assets, financial condition or results of operations of the Company or its Subsidiaries or any other event which in any such case has had or could reasonably be expected to have a Material Adverse Effect; (ii) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the properties or business of the Company and the Subsidiaries taken as a whole; (iii) any declaration, setting aside or payment of any dividend, or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (iv) any issuance by the Company, or commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock; (v) any increase in the rate or terms of compensation payable or to become payable by the Company or any Subsidiary to its directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (vi) any grant or increase in the rate or terms of any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (vii) any change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles; (viii) an entry into any agreement, commitment or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; (ix) any stock split, reverse stock split, combination or reclassification of the Common Stock; (x) any change in the terms and conditions of the Company Stock Option Plans except as contemplated hereby; or (xi) any agreement or commitment, whether in writing or otherwise, to take any action described in this subsection 3.1(f). Since December 31, 1997, the Company and the Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past custom and practice, except as contemplated by this Agreement and except to the extent such conduct would not have a Material Adverse Effect.

                           (g) Company Schedule 13E-3 and Proxy Materials. All
of the information supplied by the Company for inclusion in the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") referred to in
Section 5.2 hereof will not, on the date the Schedule 13E-3 is first filed, and all of the information supplied by the Company for inclusion in the Definitive Proxy Statement referred to in Section 5.2 hereof will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date (as defined in Section
1.2 hereof), contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Sub for inclusion in the Schedule 13E-3 or the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

                           (h) Board Recommendation. As of the date hereof, the
Board of Directors of the Company has recommended that the stockholders of the Company vote for adoption of this Agreement, subject to Section 5.8.

                           (i) Undisclosed Liabilities. Neither the Company nor
any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities, obligations or contingencies that are reserved or accrued against the unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 1997
(ii) liabilities which have arisen after December 31, 1997 in the ordinary course of business, none of which is a liability and (iii) liabilities which individually or in the aggregate would not have a Material Adverse Effect.

                           (j) Takeover Provisions Inapplicable. The Restated
Charter provides that Section 203 of the GCL is inapplicable to the Merger.

                           (k) Brokers. No broker, investment banker, financial
advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

                  SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

                           (a) Organization, Standing and Corporate Power.
Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite power (corporate or otherwise) and authority (corporate or otherwise) to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

                           (b) Capitalization. As of the date of this Agreement,
the authorized units of Parent consists of 1,000 common units, none of which are presently issued and outstanding. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, 1,000 shares of which are presently issued and outstanding. Such 1,000 shares of Sub common stock constitute all of the issued and outstanding capital stock of Sub and all of such stock is validly issued, fully paid and nonassessable. Immediately prior to the Effective Time, the authorized capital stock of Sub shall consist of (i) 2,500,000 shares of common stock, and (ii) 55,000,000 shares of preferred stock, par value $.01 per share, which may be issued from time to time in one or more series by resolution of the board of directors of Sub. Immediately following the Effective Time, the issued and outstanding capital stock of the Surviving Corporation shall consist of at least (i) 5,000,000 shares of Common Stock, (ii) 12,530,657 shares of Series A-1 Preferred Stock, (iii) 5,000,000 shares of Series A-2 Preferred Stock, (iv) 35,000,000 shares of Series B Preferred Stock, and (v) 30,000,000 shares of Series C Preferred Stock. The ownership of the issued and outstanding shares of the capital stock of the Surviving Corporation will be as provided to the Company for inclusion in the Definitive Proxy Statement.

                           (c) Authority; Enforceability; Noncontravention.
Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) violate any of the provisions of the charter documents of Parent, or the Certificate of Incorporation or By-laws of Sub, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the requirements or the Exchange Act, (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d)(v) of the Disclosure Schedule and (iv) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby.

                           (d) Schedule 13E-3 and Proxy Materials. All of the
information to be furnished by Parent or Sub for inclusion in the Schedule 13E-3 and the Definitive Proxy Statement (or any amendment or supplement thereto) will not, in the case of the Schedule 13E-3, on the date it is first filed, and in the case of the Definitive Proxy Statement, on the date it is first mailed to the Company's shareholders, and in the case of the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Schedule 13E-3 (or any amendment or supplement thereto). The information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in the Schedule 13E-3 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

                           (e) Brokers. No broker, investment banker, financial
advisor or other person, the fees and expenses of which will be paid by Parent of Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

                           (f) Financing. Attached hereto as Exhibit C are true
and correct copies of (i) a commitment letter dated August 12, 1999 from Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRSLP") pursuant to which BRSLP has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided equity funding of up to $42,500,000; and (ii) a commitment letter dated August 12, 1999 from Citicorp Venture Capital, Ltd. ("CVC") pursuant to which CVC has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided Equity Funding of up to $42,500,000 (collectively, the "Equity Letters"); (iii) a commitment letter from Bank of America, N.A., Bankers Trust Company and Credit Suisse First Boston with regard to a $225 million revolving credit facility; and (iv) a letter from Credit Suisse First Boston regarding the issuance of $250 million of senior subordinated notes (collectively the "Debt Financing Letters").


                                   ARTICLE IV.

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                                 PRIOR TO MERGER


                  SECTION 4.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated or otherwise permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use its reasonable best efforts to operate, and shall cause each Subsidiary to use its reasonable best efforts to operate, its business in the ordinary course in all material respects and comply with applicable laws in all material respects. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement and except as set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

                           (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or
         (z) purchase, redeem or otherwise
         acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares;

                           (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock upon exercise of Options outstanding prior to the date of this Agreement and disclosed in Section 3.1(c), or take any action that would make the Company's representations and warranties set forth in Section 3.1(c) not true and correct in all material respects;

                           (iii) amend its Restated Charter or By-laws or other comparable charter or organizational documents;

                           (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein) in a transaction or series of transactions involving aggregate consideration in excess of $25 million or form any subsidiaries;

                           (v) sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business or in a transaction or series of transactions involving assets with an aggregate value of less than $5,000,000;

                           (vi) make any capital expenditures or commitments with respect thereto, except capital expenditures or commitments not exceeding the Company's budget (which capital expenditures budget is described in Section 4.1 of the Disclosure Schedule) by more than $1,000,000 in the aggregate as the Company may, in its discretion, deem appropriate;

                           (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines), (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company or (C) in connection with the Financing, or (y) make any loans or advances to any other person, other than to the Company and other than routine advances to employees, except in the case of either (x) or (y) as disclosed in
         Section 4.1 of the Disclosure Schedule;

                           (viii) grant or agree to grant to any employee any increase in wages or bonus (other than any increase in the ordinary course of business consistent with past practices), severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Stock Option Plans, except as may be required under existing agreements disclosed in Section 3.1(a)(viii) of the Disclosure Schedule;

                           (ix) merge, amalgamate or consolidate with any other entity in any transaction, sell all or substantially all of its business or assets;

                           (x) enter into or amend any employment, consulting, severance or similar agreement with any individual which provides for the payment of an annual base salary in excess of $125,000;

                           (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principals;

                           (xii) cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to a proposed acquisition of the capital stock or substantially all of the assets of the Company or any of its Subsidiaries by any other party prior to the date of this Agreement;

                           (xiii) except as contemplated by Section 5.8 and
         Section 7.1(d) hereof, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any Subsidiary and other than inventory in the ordinary course); or

                  (xiv) except as contemplated by Section 5.8 and Section 7.1(d) hereof, commit or agree to take any of the foregoing actions except as contemplated by Section 5.8 and Section 7.1(d) hereof.

                  SECTION 4.2 PLANS. Other than in connection with the Merger, Parent and Sub hereby covenant and agree that (a) they shall not sell, dispose of or otherwise transfer, or cause to be sold, disposed of or otherwise transferred, directly or indirectly, within one year of the Effective Time (i) more than 50% of the beneficial ownership of the outstanding voting capital stock of the Surviving Corporation or (ii) assets constituting more than 50% of the earning power of the Company and its subsidiaries or with a book value in excess of 50% of the book value of all assets of the Company and its subsidiaries and (b) the Surviving Corporation shall not engage in any public offering of its common equity securities (other than in connection with any offering of an "equity kicker" which is part of the Financing) within one year of the Effective Time.



                                   ARTICLE V.

                              ADDITIONAL AGREEMENTS

                  SECTION 5.1 MEETING OF STOCKHOLDERS. Upon receipt of the Financing Letters, the Company will take all action necessary in accordance with applicable law and its Restated Charter and By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption of this Agreement. The board of directors of the Company shall recommend such adoption and approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with Section 5.8 and Section 7.1(d) or if the Fairness Opinion (as defined in Section 5.2) is withdrawn by Sun Trust Equitable Securities Corporation, and shall take all lawful action necessary to obtain such approval.

                  SECTION 5.2 PROXY STATEMENT; SCHEDULE 13E-3. Parent will prepare and file after consultation with the Company, and the Company will cooperate with Parent in the preparation and filing of, the Schedule 13E-3 with the SEC with respect to the transactions contemplated by this Agreement. Parent shall pay the filing fee for such Schedule 13E-3 and Form S-4. In connection with the Stockholders' Meeting contemplated by Section 5.1 above, the Company will prepare and file (after consultations with Parent) a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") which shall be included as part of the registration statement on Form S-4 (the "Form S-4") with the SEC and will use its commercially reasonable efforts to respond to the comments of the SEC thereon, and to cause a final proxy statement and the Form S-4 (such proxy statement together with the Form S-4, "the Definitive Proxy Statement") to be mailed to the Company's stockholders, in each case as soon as reasonably practicable after providing Parent with reasonable opportunity to comment thereon. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting, (i) any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, or (ii) any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, in either case that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, then the Company or Parent (as applicable), will, upon learning of such event, promptly inform the other of such event and the Company shall prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. Parent will furnish to the Company the information relating to Parent and Sub, their respective Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder. The Definitive Proxy Statement shall contain a copy of the written opinion (the "Fairness Opinion") of Sun Trust Equitable Securities Corporation that the Merger Consideration is fair from a financial point of view to the Company's stockholders, other than the Affiliate Stockholders.

                  SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY.

                           (a) From the date hereof, the Parent, Sub and their
financing sources shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent, Sub and their financing sources deem reasonably necessary or advisable, and the Company shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Company will, and will cause each of its Subsidiaries to, provide the Parent, Sub and their financing sources and their respective agents and representatives, or cause them to be provided, with reasonable access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, books, records and other information of the Company and each of its Subsidiaries upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Company and its Subsidiaries and their respective businesses as the Parent, Sub, its financing sources and their respective agents and representatives shall reasonably request from time to time, including all information necessary to satisfy closing conditions for obtaining Financing for the transactions contemplated hereby; provided, that until the Closing Date all information provided to Parent, Sub and their financing sources and representatives pursuant hereto (other than the information (i) contained in any offering memorandum prepared in connection with the registration, offering, placement, or syndication of any of the Financing or the Senior Preferred, (ii) disclosed in the process of marketing the Financing or the Senior Preferred, or (iii) contained in any filing with the SEC, the NYSE or any other national securities exchange), shall be subject to the confidentiality provisions set forth in
Section 5.3(b). The Company agrees to cause its and its Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with the Parent, Sub and their financing sources and representatives in connection with such review and the Financing, including the preparation by the Parent, Sub and their financing sources of any offering memorandum or related documents related to such Financing. No investigation by the Parent or Sub heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Company, which shall survive any such investigation, or the conditions to the obligation of the Parent and Sub to consummate the transactions contemplated hereby.

                           (b) Subject to Section 5.7 and Section 5.3(a), all
information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall constitute "Evaluation Material" within the meaning of that certain Confidentiality and Standstill Agreement dated March 23, 1999, between the Company and certain affiliates of the Parent (the "Confidentiality Agreement") and without limiting the foregoing, shall be kept confidential by such other party and its representatives and shall not be used by any

Person, other than in connection with evaluating and giving effect to the Merger and the other the transactions contemplated by this Agreement including, without limitation, in connection with procurement of the Financing and in connection with Parent and Sub's filings under the Exchange Act. If the Merger is not consummated and this Agreement is terminated in accordance with its terms, at the request of the Company, Parent or Sub (as applicable) shall return or destroy any information provided hereunder.

                  SECTION 5.4 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in
Article VI. Subject to the terms and provisions of the Confidentiality Agreement, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. If any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, the Company and Parent will take all commercially reasonable action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                  SECTION 5.5 FINANCING. Parent and Sub shall use their commercially reasonable efforts to satisfy on or before the Closing Date all requirements of the Debt Financing Letters which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder; provided, that in no event shall Parent or Sub be required to pay any additional fees or offer an "equity kicker" in excess of those explicitly provided for in the Debt Financing Letters. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

                  SECTION 5.6 INDEMNIFICATION; DIRECTORS' AND OFFICERS'
INSURANCE.

                           (a) From and after the Effective Time, Parent shall,
and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or any of its subsidiaries (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses of legal counsel), judgments, fines or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (each a "Claim") arising in whole or in part out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under

Delaware law or the Surviving Corporation's Certificate of Incorporation or By-laws in effect as of the Effective Date; provided, however, that in no event shall the Surviving Corporation be required to indemnify, defend or hold harmless any director, officer or employee of the Company or any of its Subsidiaries in respect of any loss, cost, damage, expense or liability incurred by such party in respect of any Common Stock or Options held by such persons prior to or after the Effective Time. Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (b) of this
Section 5.6, and subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

                           (b) The Indemnified Party shall control the defense
of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided further that if any D&O Insurance (as defined in paragraph (c) of this Section 5.6) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern the selection of counsel. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

                           (c) For a period of six years after the Effective
Time (the "Insurance Carry-Over Period"), Parent or the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who is presently covered by the Company's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by the Company as of the date hereof in terms of coverage and amounts, provided that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                           (d) The Certificate of Incorporation and By-laws of
the Surviving Corporation shall contain substantially similar provisions with respect to indemnification, personal liability and advancement of fees and expenses as set forth in the Restated Charter and By-laws of the Company as of the Effective Time, which provisions shall not be amended, repealed or otherwise modified during the Insurance Carry-Over Period in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this

Agreement), unless such modification is required by law. Parent, Sub and the Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date hereof (each of which shall be listed on Section 5.6(d) of the Disclosure Schedule hereto shall survive the Merger and shall continue in full force and effect, without any amendment thereto. In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Party's conduct complies with standards set forth under such provisions of the Restated Charter or By-laws or under the DGCL, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent unless the DGCL, the Restated Charter or By-laws provide otherwise; and provided, that nothing in this Section 5.6 shall impair any rights or obligations of any current or former director or officer of the Company or any of its subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent, the Surviving Corporation or the Company, or their respective subsidiaries, under the DGCL or otherwise.

                           (e) The provisions of this Section 5.6 are intended
to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

                  SECTION 5.7 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation; provided, that any such party may make any public statement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of such public statement.

                  SECTION 5.8 ACQUISITION PROPOSALS.

                           (a) The Company shall not, nor shall it authorize or
permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined); (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Independent Directors from furnishing information or requiring the Company to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person if, and to the extent that such person first enters into a standstill and confidentiality agreement with the Company on terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided, that in no event shall the Company waive or amend any restriction contained in any such agreement. Prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Company shall provide prompt written notice to Parent to such effect, such written notice shall include the material terms and conditions (to the extent known to the Company) of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, or any purchase of all or any significant portion of the assets of the Company or any of its Subsidiaries, or any equity interest in the Company or any of its Subsidiaries, other than the transactions contemplated hereby.

                           (b) The Company shall not enter into any agreement
with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement unless: (i) the Company's Board of Directors determines in good faith by a majority vote, after consultation with its financial and legal advisors that such transaction (the "Alternative Transaction") (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Acquisition Proposal), (B) is not subject to any material contingency, to which the other party thereto has not reasonably demonstrated (as determined in good faith by the Board of Directors of the Company) its ability to obtain, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably likely to be consummated and is in the best interest of the stockholders of the Company; and (ii) the Company has received both advice from its outside legal counsel (which may be the Company's regularly retained outside counsel) that there is a material risk that failure to approve such an Alternative Proposal will constitute a breach of the Board of Directors' fiduciary duties under applicable law, and (y) a written opinion (a copy of which has been delivered to Parent and Sub) from Sun Trust Equitable Securities Corporation (or any other nationally recognized investment banking firm) that the Alternative Transaction is fair from a financial point of view to the stockholders of the Company, other than any stockholders participating in the buying group in such transaction; provided, that the Company shall immediately prior to entering into such agreement have complied with the provisions of Section 7.1(d) hereof, including, without limitation, the payment to Parent of its expenses as provided for in Section 7.3.

                  SECTION 5.9 STOCKHOLDER LITIGATION. The Company shall give Parent, at its own cost and expense, the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

                  SECTION 5.10 BOARD ACTION RELATING TO STOCK OPTION PLANS AND OPTIONS. As soon as reasonably practicable following the date of this Agreement, to the extent permitted by the Company Stock Option Plans and applicable law, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plans) shall adopt such resolutions or take such actions as may be necessary or appropriate to adjust the terms of all outstanding Company Stock Options in accordance with
Section 2.2, and shall make such other changes to the Company Stock Option Plans as it deems necessary or appropriate to give effect to the Merger. In addition, prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions and take such actions as may be required to amend the terms of all outstanding Options in accordance with Section 2.2, to the extent permitted by the Company Stock Option Plans and applicable law, and shall make such other changes to the Options as it deems appropriate to give effect to the Merger.

                  SECTION 5.11 NOTICES OF CERTAIN EVENTS. The Company and Parent shall promptly notify the other of:

                           (a) the receipt of any notice or other communication
from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                           (b) the receipt of any notice or other communication
from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

                           (c) any actions, suits, claims, investigations or
proceedings commenced or, to the best of its actual knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, or Parent or Sub, on the other hand, which, in either case, could materially interfere with the consummation of the transactions contemplated by this Agreement; and

                           (d) any action, event or occurrence that would
constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement which could reasonably be expected to result in a Material Adverse Effect.

                  SECTION 5.12 EXCHANGE ACT AND STOCK EXCHANGE FILINGS. Unless an exemption shall be expressly applicable to the Company, or unless Parent agrees otherwise in writing, the Company will file with the SEC and the NYSE all reports required to be filed by it pursuant to the rules and regulations of the SEC and the NYSE (including, without limitation, all required financial statements).

                  SECTION 5.13 PURCHASE OF COMMON STOCK. The Company agrees that it will not object to the purchase by Parent or Sub of shares of Common Stock from stockholders of the Company listed on Exhibit 2.1(c) or Affiliates or Associates thereof, prior to the Effective Time so long as the purchase price for such shares does not exceed the Merger Consideration.

                                   ARTICLE VI.

                              CONDITIONS PRECEDENT

                  SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                           (a) Stockholder Approval. This Agreement shall have
been adopted by (i) the affirmative vote of holders of a majority of the outstanding shares of Voting Common and (ii) the affirmative vote of holders of a majority of the outstanding shares of Voting Common that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates of the Affiliated Stockholders.

                           (b) Governmental and Regulatory Consents. All filings
required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in Section 3.1(d)(iii) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub, and which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect or would prevent consummation of the Merger, will have been made or obtained (as the case may be).

                           (c) No Injunctions, Restraints or Litigation. No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a Material Adverse Effect on the Surviving Corporation or the ability of any party to this Agreement to perform its obligations hereunder or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

                           (d) Form S-4. (a) The Form S-4 shall have become
effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (b) any material "blue sky" and other state securities laws applicable to the registration and qualification of, and any rules or regulations of any self-regulatory organization applicable to, the Senior Preferred to be issued in connection with the Merger shall have been complied with; and (c) the Definitive Proxy Statement and the Schedule 13E-3 shall have been disseminated to the extent, and for the minimum time period required by, the Exchange Act and the rules and regulations promulgated thereunder.

                  SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

                           (a) Representations and Warranties. The
representations and warranties of the Company set forth in Section 3.1 shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except
(i) to the extent such representations and warranties speak as of an earlier date (ii) for changes permitted or contemplated by this Agreement and (iii) for matters or circumstances or events which, individually or in the aggregate, would not have a Material Adverse Effect, provided that for purposes of determining whether any such representation or warranty has been breached, any materiality qualifier therein shall be disregarded, and Parent shall have received an officers' certificate signed on behalf of the Company to the effect set forth in this paragraph.

                           (b) Performance of Obligations of the Company. The
Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received an officers' certificate signed on behalf of the Company to such effect.

                           (c) Financing. On or prior to the Effective Time,
Parent and/or Sub shall have completed their arrangements for the Financing and received the cash proceeds thereof in an amount necessary to consummate the transactions contemplated hereby and to pay all fees and expenses in connection therewith, each on terms and conditions reasonably satisfactory to the Parent.

                           (d) Dissenting Shares. Parent shall have received
evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 5% of the total number of shares of Voting Stock outstanding immediately prior to the Effective Time, on a fully-diluted basis.

                  SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

                           (a) Representations and Warranties. The
representations and warranties of Parent and Sub set forth in Section 3.2 that are qualified by materiality shall be true and correct and such representations and warranties of Parent and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for changes permitted or contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect set forth in this paragraph.

                           (b) Performance of Obligations of Parent and Sub.
Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this

Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.


                                  ARTICLE VII.

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or the Sub:

                           (a) [INTENTIONALLY OMITTED]

                           (b) by mutual written consent of Parent and the
Company; or

                           (c) by either Parent or the Company:

                                    (i) if, upon a vote at the Stockholders
         Meeting, or any adjournment thereof, the adoption of this Agreement by the stockholders of the Company required by Delaware law, the Company's Restated Charter or the terms of this Agreement (which vote in any event shall include the affirmative vote of both (A) the holders of a majority of the outstanding shares of Voting Common and (B) the holders of a majority of the outstanding shares of Voting Common, that are not beneficially owned by the Affiliated Stockholders or by Persons that are Affiliates or Associates of the Affiliated Stockholders) shall not have been obtained; or

                                    (ii)if the Merger shall not have been
         consummated on or before November 30, 1999, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or

                                    (iii) if any Governmental Entity shall have
         issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (d) by the Company, if: (i) the Board of Directors of
the Company shall have approved an Alternative Transaction after determining, in good faith, after consultation with its financial and legal advisors, that such transaction Alternative Transaction (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Acquisition Proposal), (B) is not subject to any material contingency as to which the other party thereto has not reasonably demonstrated (as determined in good faith by the Board of Directors of the Company) its ability to obtain, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably likely to be consummated and is in the best interest of the stockholders of the Company; and (ii) the Company has received both (x) advice from its outside legal counsel (which may be the Company's regularly retained outside counsel) there is a material risk that failure to approve such an Acquisition Proposal will constitute a breach of the Board of Directors' fiduciary duties under applicable law and (y) a written opinion (a copy of which has been delivered to Parent and Sub) from Sun Trust Equitable Securities Corporation (or any other nationally recognized investment banking firm) that the Alternative Transaction is fair from a financial point of view to the stockholders of the Company, other than any stockholders participating in the buying group in such transaction; provided that, any such termination shall not be effective unless, (i) the Company has provided Parent written notice (the "Termination Intention Notice") that it intends to terminate this Agreement pursuant to this Section 7.1(d), which notice shall also identify the Alternative Transaction then determined to be more favorable and the parties thereto and include a copy of the acquisition agreement or other similar agreement for such Alternative Transaction in the form to be entered into, (ii) at least five full business days after the Company has delivered the Termination Intention Notice (provided that the opinions referred to in clauses (x) and (y) above shall continue in effect without revision or modification), the Company delivers to Parent and Sub a written notice (the "Termination Notice") of termination of this Agreement pursuant to this Section 7.1(d), and (iii) upon delivery of Termination Notice, the Company reimburses Parent for its expenses as provided in Section 7.3 by delivery to Parent of a check or wire transfer of immediate available funds to such account as is designated by Parent. The payment of such expenses shall be accompanied by a written acknowledgment from the Company and from the other party to the Alternative Transaction that the Company and such other party have irrevocably waived any right to contest such payment; or

                           (e) by Parent, if the Company or the Board of
Directors of the Company shall have (i) breached any provision of Section 5.8,
(ii) withdrawn or modified, in a manner materially adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company of this Agreement or the transactions contemplated hereby or (iii) approved another Acquisition Proposal or Alternative Transaction; or

                           (f) by Parent, if any of the conditions set forth in
Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Parent; or

                           (g) by the Company, if any of the conditions set
forth in Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

                           (h) by the Parent, if there shall have occurred a
material disruption of or a material adverse change in conditions in the banking or capital markets which has a material adverse effect on the syndication of bank credit facilities or consummation of high yield debt offerings:

provided, however, that the party seeking termination pursuant to clause (f) or
(g) above is not in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

                  SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last three sentences of Section 5.3(b) and Sections 7.2, 7.3 and 8.2. Nothing contained in this Section shall relieve any party from any liability resulting from any wilful and material breach of the covenants or agreements set forth in this Agreement.

                  SECTION 7.3 EXPENSES. In the event that this Agreement is terminated by (i) the Company pursuant to subsection 7.1(d) or (ii) the Parent pursuant to clauses (i) or (iii) of subsection 7.1(e), the Parent and Sub shall be entitled to reimbursement by the Company for their out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Financing; provided, that (A) such reimbursement for expenses shall not exceed the sum of (x) $2,000,000, plus (y) any fees and expenses incurred in connection with obtaining the Financing if the Company requests one or more executed financing letters, which in any event shall not exceed 2.0% of the maximum amount of any such Financing and (B) such reimbursement for expenses shall become payable promptly upon delivery by Parent to the Company of a certificate of an officer of the Parent setting forth in reasonable detail the true and correct amount of costs and expenses (whether paid or payable) incurred by Parent or Sub in connection with the transactions contemplated by this Agreement; provided, that any payment to Parent or Sub in respect of costs or expenses paid to an Affiliate of Parent or Sub will be limited to actual out-of-pocket expenses incurred by such affiliate. In addition, in the event that (x) this Agreement is terminated by the Parent pursuant to clause (ii) of subsection 7.1(e), or by either the Parent or the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) and (y) within six months of such termination the Company consummates or enters into an agreement to consummate an Alternative Transaction which involves aggregate consideration greater than or equal to the aggregate consideration which would otherwise be received by the stockholders of the Company pursuant to this Agreement, upon the consummation of such transaction, the Company shall be required to pay and reimburse Parent for its out-of-pocket expenses in accordance with the preceding sentence.

                  SECTION 7.4 AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement by the stockholders of the Company or the Sub, no amendment shall be made which by law would require the further approval of such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, further, that no amendment affecting the rights of the Independent Directors pursuant to the first proviso in the first sentence of Section 5.8 shall be effective without the consent of the Independent Directors.

                  SECTION 7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                  SECTION 7.6 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)), an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, in order to be effective and in addition to requirements of applicable law, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.


                                  ARTICLE VIII.

                               GENERAL PROVISIONS

                  SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.7.

                  SECTION 8.2 FEES AND EXPENSES. Except as provided otherwise in Sections 5.2 and 7.3, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

                  SECTION 8.3 DEFINITIONS. For purposes of this Agreement:

                           (a) "Affiliate" and "Associate" shall have the
respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

                           (b) "Common Stock" means collectively, the Voting
Common and the Non-Voting Common;

                           (c) "Definitive Financing Agreements" means
collectively any of the documents pursuant to which the Financing is given effect.

                           (d) "Financing" means the financing pursuant to the
terms of the Equity Letters and the Debt Financing Letters.

                           (e) "Independent Director" shall mean each of Keith
E. Alessi and Gregory B. Maffei.

                           (f) "Non-Voting Common" means the Class B Common
Stock, par value $.01 per share, of the Company.

                           (g) "person" or "Person" means an individual,
corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

                           (h) "Senior Preferred" means the Series A-1 Preferred
Stock, par value $.01 per share, of the Surviving Company, which stock shall have an initial liquidation preference of $3.00 per share and the other material terms set forth in Exhibit A hereto.

                           (i) "Surviving Company Securities" means,
collectively, the Series A-2 Preferred Stock, par value $.01 per share, of the Surviving Corporation (the "Series A-2 Preferred Stock"), the Series B-1 Preferred Stock, par value $.01 per share ("Series B-1 Preferred Stock"), the Series B-2 Preferred Stock, par value $.01 per share ("Series B-2 Preferred Stock"), and such other shares of Series B Preferred Stock, par value $.01 per share, of the Surviving Corporation, which may be issued from time to time in multiple series or classes at the discretion of the board of directors of the Surviving Corporation (collectively, the "Series B Preferred Stock"), the Series C-1 Preferred Stock, par value $.01 per share ("Series C-1 Preferred Stock"), the Series C-2 Preferred Stock, par value $.01 per share ("Series C-2 Preferred Stock"), and such other shares of Series C Preferred Stock, par value $.01 per share, of the Surviving Corporation, which may be issued from time to time in multiple series or classes at the discretion of the board of directors of the Surviving Corporation (collectively, the "Series C Preferred Stock"), and the common stock, par value $.01 per share, of the Surviving Corporation, which common stock may be issued in multiple series or classes at the discretion of the board of directors of the Surviving Corporation ("Surviving Company Common") in each case, having the terms and preferences set forth in Exhibit A hereto.

                           (j) "Voting Common" means the Common Stock, par value
$.01 per share, of the Company.

                  SECTION 8.4 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           (a)      if to Parent or Sub, to

                                    CBF Holding LLC
                                    c/o Bruckmann, Rosser, Sherrill & Co., Inc.
                                    126 East 56th Street
                                    New York, New York 10022
                                    Attention: Bruce Bruckmann

                                    with a copy (which shall not constitute
                                    notice to Parent or Sub) to:

                                    Kirkland & Ellis
                                    Citicorp Center
                                    153 East 53rd Street
                                    New York, New York 10022
                                    Attention: Kirk A. Radke


                           (b)      if to the Company, to

                                    Cort Business Services Corporation
                                    4401 Fair Lakes Court
                                    Fairfax, VA 22033
                                    Attention: Paul N. Arnold

                           with a copy (which shall not constitute notice to the Company) to:

                                    Dechert Price & Rhoads
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, Pennsylvania 19103-2793
                                    Attention: G. Daniel O'Donnell

                  SECTION 8.5 INTERPRETATION. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                  SECTION 8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  SECTION 8.7 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 5.6 and Article II to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

                  SECTION 8.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                  SECTION 8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent, not to be unreasonably withheld, of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent may assign this Agreement without the consent of the Company (i) to any wholly owned Subsidiary or Parent, (ii) together with all of the outstanding capital stock of Sub, to an entity organized under the corporate or limited liability laws of a jurisdiction of one of the United States of America, the ownership interests of which entity are substantially identical to the ownership interests of Parent and which entity specifically and expressly assumes by written agreement the obligations of Parent under this Agreement, in either case without Parent being released from liability hereunder, or (iii) for collateral security purposes to any source of financing to the Parent, Sub or Surviving Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  SECTION 8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

                  SECTION 8.11 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  SECTION 8.12 WAIVER OF JURY TRIAL EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

                  SECTION 8.13 TIME IS OF THE ESSENCE. Parent and Sub agree that time is of the essence with respect to every covenant, condition to be satisfied, and action to be taken hereunder within a specified period of time, and shall proceed accordingly with respect to every action necessary, proper or advisable to make effective the transactions contemplated by this Agreement.

                                    * * * * *

                  IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                        CORT BUSINESS SERVICES CORPORATION


                                        By:
                                           -----------------------------
                                           Name:
                                           Title:

                                        Attest:


                                        --------------------------------
                                        Name:
                                        Title:

                                        CBF HOLDING LLC


                                        By:
                                           -----------------------------
                                           Name:
                                           Title:

                                        Attest:


                                        --------------------------------
                                        Name:
                                        Title:

                                        CBF MERGERCO INC.


                                        By:
                                           -----------------------------
                                           Name:
                                           Title:

                                        Attest:


                                        --------------------------------
                                        Name:
                                        Title:

                                 EXHIBIT 2.1(c)


1. Citicorp Venture Capital, Ltd., and its Affiliates and Associates (collectively, "CVC Holders") shall have the right to exchange up to such number of shares of Common Stock of the Company (valued at $28.00 per share) as would result in the following number of shares of the respective series and class of Surviving Company Securities being issuable to the CVC Holders in the aggregate:
(i) 17,500,000 shares of Series B-2 Preferred Stock, less one-half of the total number of shares of Series B Preferred Stock issued to the Company's Managers (as defined below) in connection with the Merger and the related transactions,
(ii) 15,000,000 shares of Series C-2 Preferred Stock, less one-half of the total number of shares of Series C Preferred Stock issued to the Managers in connection with the Merger and the related transactions, (iii) 2,500,000 shares of Surviving Company Common, less one-half the total number of shares of Surviving Company Common issued to the Managers in connection with the Merger and the related transactions, and (iv) up to 7,000,000 shares of Series A-2 Preferred Stock.

2. Parent, Sub, and Bruckmann, Rosser, Sherrill & Co. II, L.P., and their respective Affiliates and Associates (collectively, "BRS Holders") shall have the right to exchange up to such number of shares of Common Stock of the Company (valued at $28.00 per share) as would result in the following number of shares of the respective series and class of Surviving Company Securities being issuable to the BRS Holders in the aggregate when combined with the number of such shares received in exchanged for stock of Sub exchanged pursuant to Section 2.1(a) of the Agreement: (i) 17,500,000 shares of Series B-1 Preferred Stock, less one-half of the total number of shares of Series B Preferred Stock issued to the Managers in connection with the Merger and the related transactions, (ii) 15,000,000 shares of Series C-1 Preferred Stock, less one-half the total number of shares of Series C Preferred Stock issued to the Managers in connection with the Merger and the related transactions, (iii) 2,500,000 shares of Surviving Company Common, less one-half the total number of shares of Surviving Company Common issued to the Managers in connection with the Merger and the related transactions, and (iv) up to 7,000,000 shares of Series A-2 Preferred Stock.


3. The officers, directors and employees of the Company approved by Parent and the Company (collectively, "Managers"), shall have the right to exchange up to 208,281 shares of Common Stock of the Company in the aggregate, such that the total number of shares of Surviving Company Securities issuable to the Managers in the aggregate, together with any such shares purchased by the Managers, shall be not more than 2,527,778 shares of Series B-1 Preferred Stock, 2,166,667 shares of Series C-1 Preferred Stock, and 825,000 shares of Surviving Company Common.